Exhibit 10.1

Addendum to THE Employment Contract

between

RGLD Gold AG

Alpenstrasse 6

6004 Luzern

(hereinafter referred to as the “Company”)

and

Daniel Breeze

[Address redacted]

(hereinafter referred to as the “Employee”,
and together with the Company, the “Parties”)

PREAMBLE

On 12th December 2018/1st January 2019, the Company and the Employee entered into an Employment Contract (the “Employment Contract”).

The Parties wish to amend the Employment Contract with regard to severance payments and certain other provisions.

Now, therefore, the Parties agree as follows:

1.	Amendment of ClauseS 3.3 and 6.1 of, and Schedule 1.2 to, the Employment Contract

In Clauses 3.3 and 6.1 of, and Schedule 1.2 to, the Employment Contract, the word “Zug” shall be replaced with “Luzern”.

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2.	AMENDMENT of CLAUSE 4.1 of the Employment Contract

The first sentence of Clause 4.1 of the Employment Contract shall be replaced by the following sentence:

“The Employee receives an initial gross annual base salary of CHF 350,000, which amount may be increased in the discretion of the Company acting in concert with the Royal Gold Board of Directors’ Compensation, Nominating, and Governance Committee or successor committee (“CNGC”) (with any increases, "Annual Base Salary").”

3.	AMENDMENT of CLAUSE 4.2 of the Employment Contract

Clause 4.2 of the Employment Contract shall be replaced by the following provision:

“4.2       In addition to his Annual Base Salary, the Employee may be granted a discretionary cash bonus. The bonus level for this position generally ranges from 60% to 90% of the Annual Base Salary. It is up to the Company acting in concert with the CNGC to determine such bonuses taking due account of the Employee's project related and/or Company related performance as well as the Company's overall business success. The Employee is not entitled to claim a bonus, and will not be entitled to do so even if bonuses have been paid repeatedly and regularly in previous years. If a bonus is granted, payment is generally effected during the first fiscal quarter after the fiscal year to which the bonus relates. No bonus will be granted or paid if either party has given notice of termination, or the employment has terminated, before the date announced as the payment date.

The Employee will also be eligible for discretionary stock-based compensation under the Royal Gold 2015 Omnibus Long-Term Incentive Plan upon award by the CNGC in its discretion.”

4.	Deletion of Clause 6.2 of the Employment Contract

Clause 6.2 of the Employment Contract shall be deleted from the Employment Contract.

5.	Amendment of Clause 9.8 of the Employment Contract

Clause 9.8 of the Employment Contract shall be replaced by the following provision:

"9.8	Under the conditions set forth below, the Employee shall be entitled to a severance payment. The Employee acknowledges that he is not entitled to any severance payment other than as specifically set forth below and that payment of the severance payment specified in Clause 9.8.1 below shall in any event exclude payment of the severance payment specified in Clause 9.8.2 below and vice versa.

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9.8.1            Severance Payment. If (i) the Company terminates the employment relationship without the Employee having given it any good cause to do so (within the meaning of Article 340c, para. 2 CO), or (ii) the Employee terminates the employment relationship for good cause attributable to the Company (within the meaning of Article 340c, para. 2 CO), and any such termination does not occur within ninety (90) days prior to or within two (2) years after the occurrence of a Change of Control (as defined in Section 9.8.3 below), then the Company shall pay to the Employee, and Employee shall be entitled to receive, the following payments ("Severance Payment"), provided the Employee submits to the Company an irrevocable statement in a form and with contents acceptable to the Company and duly executed at the earliest thirty-two (32) days after the employment relationship has come to an end ("Termination Date"), confirming that the employment relationship has ended more than one month ago and that the Employee has no claims against the Company or any of its affiliates other than the Severance Payment and those claims expressly mentioned in a termination agreement or comparable document that shall be executed by the Parties in connection with the termination of the employment relationship:

(a)          one (1) times the Annual Base Salary (gross), in accordance with Clause 4.1, as applicable at the time the notice of termination of the employment relationship is received by the relevant Party; and

(b)          one (1) times the average of the cash bonus paid to the Employee in accordance with Clause 4.2 for the three (3) full fiscal years ending immediately prior to the Termination Date; or, in case the employment relationship has not yet lasted for three (3) full fiscal years, the average of the cash bonus paid to the Employee in accordance with Clause 4.2 for the actual number of full fiscal years of the employment relationship with the Company completed prior to the Termination Date.

The amounts referred to in para. (a) and (b) of this Clause 9.8.1, less the deductions due under Clause 4.3, are payable within sixty (60) days of the Termination Date, but in any event not before seven (7) days have passed since receipt by the Company of the Employee's irrevocable statement contemplated above.

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9.8.2           Change of Control Severance Payment. If (i) the Company terminates the employment relationship without the Employee having given it any good cause to do so (within the meaning of Article 340c, para. 2 CO), or (ii) the Employee terminates the employment relationship for good cause attributable to the Company (within the meaning of Article 340c, para. 2 CO), and any such termination occurs within ninety (90) days prior to or within two (2) years after the occurrence of a Change of Control (as defined in Section 9.8.3 below), then the Company shall pay to the Employee, and Employee shall be entitled to receive, the following payments ("Change of Control Severance Payment"), provided the Employee submits to the Company an irrevocable statement in a form and with contents acceptable to the Company and duly executed at the earliest thirty-two (32) days after Termination Date, confirming that the employment relationship has ended more than one month ago and that the Employee has no claims against the Company or any of its affiliates other than the Change of Control Severance Payment and those claims expressly mentioned in a termination agreement or comparable document that shall be executed by the Parties in connection with the termination of the employment relationship.

(a)          one and one-half (1.5) times the Annual Base Salary (gross), in accordance with Clause 4.1, as applicable at the time the notice of termination of the employment relationship is received by the relevant Party; and

(b)          one and one-half (1.5) times the average of the cash bonus paid to the Employee in accordance with Clause 4.2 for the three (3) full fiscal years ending immediately prior to the Termination Date; or, in case the employment relationship has not yet lasted for three (3) full fiscal years, the average of the cash bonus paid to the Employee in accordance with Clause 4.2 for the actual number of full fiscal years of the employment relationship with the Company completed prior to the Termination Date.

The amounts referred to in para. (a) and (b) of this Clause 9.8.2, less the deductions due under Clause 4.3, are payable within sixty (60) days of the Termination Date, but in any event not before seven (7) days have passed since receipt by the Company of the Employee's irrevocable statement contemplated above.

9.8.3            Change of Control. For purposes of this Clause 9.8, “Change of Control” means any of the following: (i) a sale of substantially all of the assets of Royal Gold to another person or entity, (ii) any transaction (including without limitation a merger or reorganization in which Royal Gold is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates immediately prior to the transaction) owning fifty percent (50%) or more of the combined voting power of all classes of stock of Royal Gold, or (iii) during any period of two (2) consecutive years, members who at the beginning of such period constituted the Board shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election, by Royal Gold’s equity holders of each director shall have been approved by the vote of at least a majority of the directors then still in office and who were directors at the beginning of such period (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest)."

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6.	Effective date OF ADDENDUM

This addendum to the Employment Contract (the "Addendum") shall take effect as of March 4, 2021.

7.	EFFECT OF Addendum

Except as expressly set forth in Sections 1 through 4 of this Addendum which constitutes an integral part of the Employment Contract, the Employment Contract shall remain in full force and effect without modification or waiver and shall remain enforceable in accordance with the terms thereof.

8.	Governing Law, Jurisdiction

This Addendum shall be governed by and construed in accordance with the substantive laws of Switzerland.

All disputes arising out of and/or in connection with this Addendum, including with respect to its conclusion, validity and enforceability, shall be subject to the jurisdiction of the competent courts determined in accordance with the Swiss Civil Procedure Code (“Schweizerische Zivilprozessordnung, ZPO”).

[Signatures follow on the next page]

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RGLD GOLD AG

/s/ William Heissenbuttel
Name: William Heissenbuttel
Function: Chairman of the Board
Place / Date: Denver, CO, USA / March 4, 2021

/s/ Paul Libner
Name: Paul Libner
Function: Vice Chairman of the Board
Place / Date: Denver, CO, USA / March 4, 2021

DANIEL BREEZE

/s/ Daniel Breeze
Daniel Breeze
Place / Date: Thalwil, Switzerland / March 4, 2021

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